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                                                                   EXHIBIT 13(d)

                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                                  JANUS ADVISER
                                 INVESTOR SHARES

         WHEREAS, Janus Adviser ("the Trust") engages in business as an open-end management investment company and is or will be registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of beneficial interest of the Trust will initially be divided into multiple series ("Funds"), each with four classes of shares, one of which is designated "Investor Shares" (and additional classes may be added in the future);

         WHEREAS, Janus Distributors LLC ("Distributor") serves as the distributor of Investor Shares pursuant to a Distribution Agreement dated August 5, 2003, as amended from time to time, between the Distributor and the Trust;

         NOW, THEREFORE, the Trust hereby adopts with respect to Investor Shares of each Fund, and the Distributor hereby agrees to the terms of, the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         1. The Trust shall pay to the Distributor, as the distributor of Investor Shares, a fee for distribution of the shares at the rate of up to 0.25% on an annualized basis of the average daily net assets of Investor Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the Investor Shares to exceed any applicable limitation on such payments imposed by rules of the National Association of Securities Dealers Inc. ("NASD"). Such fee shall be calculated and accrued daily and paid on the first business day of each calendar month for the preceding month or at such intervals as the Trustees shall determine.

         2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Investor Shares in connection with any activities or expenses primarily intended to result in the sale of Investor Shares, including, but not limited to, payment of compensation, including incentive compensation, to financial institutions and organizations (collectively, the "Service Providers") to obtain various distribution related and/or administrative services for the investors in Investor Shares. These services may include, but are not limited to the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to Investor Shares to prospective and existing investors; providing educational materials regarding Investor Shares; providing facilities to answer questions from prospective and existing investors about the Funds; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of shares; and assisting investors in completing application forms and selecting dividend and other account options.

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         3.       The Distributor is also authorized to engage directly in any activities relating to the purposes of this Plan. In addition, this Plan hereby authorizes payment by the Trust of the cost of preparing, printing and distributing prospectuses and statements of additional information relating to Investor Shares to prospective investors and of implementing and operating the Plan. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred. The Distributor may retain some or all fees payable under the Plan in certain circumstances, including where there is no Service Provider of record or when qualification standards have not been met by the Service Provider of record.

         4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         5. After approval as set forth in paragraph 4, this Plan shall take effect as of the date of execution. The Plan shall continue in full force and effect as to Investor Shares of each Fund of the Trust for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

         6. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         7. This Plan may be terminated as to Investor Shares of any Fund of the Trust at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of Investor Shares of the Trust.

         8. This Plan may not be amended to increase materially the amount of distribution fee provided for in paragraph 1 hereof for any Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Investor Shares of that Fund and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

         9. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons, or to a committee thereof.

         10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an

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easily accessible place.

         IN WITNESS WHEREOF, the Trust, on behalf of Investor Shares of each Fund, and the Distributor have executed this Distribution Plan as of the 5th day of August, 2003.

                                  JANUS ADVISER

                                  By: /s/ KELLEY ABBOTT HOWES
                                     ------------------------------------------
                                  Name:  Kelley Abbott Howes
                                  Title: Vice President

                                  JANUS DISTRIBUTORS LLC

                                  By: /s/ BONNIE M. HOWE
                                     ------------------------------------------
                                  Name:  Bonnie M. Howe
                                  Title: Vice President